Exhibit 15.3

July 6, 2020 Sasol Canada 1600, 215 – 9th Avenue SW Calgary, Alberta T2P 1K3 Ladies and Gentlemen: CONSENT OF INDEPENDENT PETROLEUM ENGINEERS We hereby consent to the use and reference to our name and Reports evaluating the Canadian properties of Sasol Canada’s petroleum and natural gas reserves as of June 30, 2020 (the “Reports”), and the information derived from our Reports, as described or incorporated by reference in: Sasol Canada’s Annual Report on Form 20-F for the year ended June 30, 2020 filed with the United States Securities and Exchange Commission. The reserve estimates and future net revenue forecasts have been prepared is Compliant with the U.S. Securities Exchange Commission (SEC) Regulations S-K and S-X and FASB ASC 932. Yours truly, McDANIEL & ASSOCIATES CONSULTANTS LTD. S. W. Carmichael, P. Eng. Vice President Calgary, Alberta July 6, 2020 2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB T2P 3G6Tel: (403) 262-5506 Fax: (403) 233-2744www.mcdan.com